UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MORTON’S RESTAURANT GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Dear Stockholder:

You are cordially invited to the Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. (the “Company”) to be held at 9:00 a.m. EDT on Thursday, May 19, 2011, at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 (the “Annual Meeting”).

The Notice of Meeting and Proxy Statement on the following pages cover the formal business of the meeting, which includes proposals to (i) elect four directors, (ii) ratify the re-appointment of KPMG LLP, certified public accountants, as the Company’s independent auditors for fiscal 2011 and (iii) a stockholder proposal to adopt simple majority vote.

We hope that you will be able to attend the Annual Meeting in person. In any event, in order that we may be assured of a quorum, we request that you complete, sign, date and return the enclosed proxy as soon as possible. Your vote is important regardless of the number of shares you own.

On behalf of the Board of Directors and all employees of the Company, thank you for your continued interest and support.

Sincerely,

CHRISTOPHER J. ARTINIAN

Chief Executive Officer

President

Director

April 1, 2011

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Notice of Annual Meeting of Stockholders

to be held May 19, 2011

To the Stockholders of

MORTON’S RESTAURANT GROUP, INC.

The Annual Meeting of Stockholders of Morton’s Restaurant Group, Inc. will be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036 at 9:00 a.m. EDT on Thursday, May 19, 2011, for the following purposes:

1. to elect four directors to Class III of the Company’s Board of Directors to serve three-year terms and until their successors are duly elected and qualified (“Proposal 1”);

2. to ratify the re-appointment of KPMG LLP as the independent auditors of the Company for fiscal 2011 (“Proposal 2”);

3. to vote on a stockholder proposal to adopt simple majority vote; and

4. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on April 8, 2011 will be entitled to vote at the meeting.

SCOTT D. LEVIN

Secretary

April 1, 2011

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 19, 2011. Our Proxy Statement is attached. Financial and other information concerning the Company is contained in our Annual Report on Form 10-K for the year ended January 2, 2011, including financial statements. Under rules issued by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and our Annual Report are available on our website at http://annualmeeting.mortons.com.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

PROXY STATEMENT

MORTON’S RESTAURANT GROUP, INC.

325 N. LaSalle Street, Suite 500

Chicago, Illinois 60654

Annual Meeting of Stockholders

May 19, 2011

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Morton’s Restaurant Group, Inc., a Delaware corporation, also referred to as the Board, for use at the Annual Meeting of Stockholders to be held at the Millennium Broadway Hotel, 145 West 44th Street, New York, NY 10036, at 9:00 a.m. EDT, on Thursday, May 19, 2011, or at any adjournment or adjournments thereof. In this proxy statement, unless otherwise expressly stated or the context requires otherwise, “we”, “us”, “our” and “the Company” refer to Morton’s Restaurant Group, Inc.

A proxy that is properly submitted may be properly revoked at any time before it is voted. Proxies may be revoked by (i) delivering to the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). A proxy which is properly signed, submitted and not revoked will be voted for the election of Mr. Stephen E. Paul, Mr. David B. Pittaway, Ms. Dianne H. Russell and Mr. Zane Tankel, the Board of Directors’ nominees for director named in Proposal 1, in favor of Proposal 2, the ratification of the re-appointment of the independent auditors, and against Proposal 3, a stockholder proposal to adopt simple majority vote unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 14, 2011.

In accordance with rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and our Annual Report are available on our website at http://annualmeeting.mortons.com.

VOTING SECURITIES

The Company had outstanding 16,921,750 shares of common stock, par value $.01 per share (“Common Stock”), at the close of business on March 25, 2011. Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on April 8, 2011 will be entitled to vote.

In February 2010, the Company issued 1,200,000 shares of Series A Convertible Preferred Stock with a par value of $0.01 per share (“Preferred Stock”). The Preferred Stock has no voting rights. As a result holders of Preferred Stock are not entitled to vote at the annual meeting.

VOTING PROCEDURES

The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The nominees for directors of the Company who receive the greatest number of votes cast by stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon will be elected directors of the Company.

Matters other than the election of directors will be approved if they receive the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting. If a stockholder abstains from voting on any of these other matters, his or her shares will be treated as present for purposes of determining the existence of a quorum but will have the same effect as votes against the proposals. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of shares representing a majority of the outstanding shares entitled to vote.

If you hold your stock in street name and you do not instruct your bank, broker or other intermediary how to vote in the election of directors or on the stockholder proposal, no votes will be cast on your behalf. Therefore, it is important that you cast your vote if you want it to count in the election of directors or the stockholder proposal. Brokers that do not receive instructions are entitled to vote on the ratification of auditors. Under applicable Delaware law, a broker non-vote will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the outcome of the proposals.

Shares of Common Stock held by stockholders who do not return a signed and dated proxy and who do not attend the meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be entitled to vote on any matter.

ELECTION OF DIRECTORS

(Proposal 1)

Information Regarding Board of Directors and Committees

Our certificate of incorporation provides for the classification of the Board of Directors into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The current term of office of the Class I directors will expire at the 2012 annual meeting; the current term of office of the Class II directors will expire at the 2013 annual meeting; and the current term of office of the Class III directors will expire at the Annual Meeting (in each case, when their respective successors are duly elected and qualified). The class of directors to be elected at each annual meeting will be elected for a three-year term and the directors in the other classes will continue in office.

Our certificate of incorporation and by-laws provide that the Board of Directors shall consist of not less than three nor more than thirteen directors. The Board of Directors has currently fixed the number of directors at ten. The terms of Mr. Stephen E. Paul, Mr. David B. Pittaway, Ms. Dianne H. Russell and Mr. Zane Tankel expire at the Annual Meeting. Mr. Stephen E. Paul, Mr. David B. Pittaway, Ms. Dianne H. Russell and Mr. Zane Tankel have been re-nominated by the Nominating/Corporate Governance Committee of the Board of Directors for election at the Annual Meeting as Class III directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2014 annual meeting of stockholders. If any such person should be unwilling or unable to serve as a director, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, at Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654, not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mail our proxy materials for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting, such advance notice must be received by the Secretary not more than 120 days and not later than (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the date on which public announcement of the date of such meeting is first made, whichever occurs later. Each notice shall set forth all information regarding each nominee proposed in such notice that would be required to be included in a proxy statement soliciting proxies for the proposed nominee (including such person’s written consent to serve as a director if so elected) and certain information about the stockholder proposing to nominate that person. If the Chairman of the meeting determines that a nomination was not made in accordance with the nomination procedure, such nomination will be disregarded.

The following table sets forth the names of the nominees for election to the office of director and each current director whose term extends beyond the Annual Meeting, including the year in which their terms would expire, along with their ages and the year first elected as a director. Their present positions, principal occupations and public company directorships held in the past five or more years are discussed in the individual biographies following this table.

Name	Age	Director Since	Year Term Expires and Class
William C. Anton	69	October 2007	2012 Class 1
Christopher J. Artinian	41	February 2010	2012 Class 1
John K. Castle	70	February 2006	2012 Class 1

Dr. John J. Connolly	71	February 2006	2013 Class 2
Robert A. Goldschmidt	73	February 2006	2013 Class 2
Alan A. Teran	65	February 2006	2013 Class 2

Stephen E. Paul	43	February 2006	2014 Class 3 (if elected)
David B. Pittaway	59	February 2006	2014 Class 3 (if elected)
Dianne H. Russell	67	February 2006	2014 Class 3 (if elected)
Zane Tankel	71	February 2006	2014 Class 3 (if elected)

Each of our directors brings extensive management and leadership experience gained through their service to diverse businesses. In these roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital. In addition, most current directors bring board experience acquired by either significant experience on other boards or long service on our board that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our Company’s values emphasizing personal service and relationships. The Nominating/Corporate Governance Committee’s process to recommend qualified director candidates is described under “Nominating/Corporate Governance Committee.” In the paragraphs below, we describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our Board of Directors and its committees.

William C. Anton has been a director of the Company since October 2007. He is Chairman and Chief Executive Officer of Anton Enterprises, Inc. He is Chairman (retired) of Anton Airfood, Inc., the airport foodservice company he founded in 1989. He is also the Managing Partner of Anton Venture Capital Fund, LLC. He serves on the Board of Directors of Air Chef Corporation, the leading private aviation catering firm in North America. He also serves on the Board of Trustees of Media Research Corporation. Mr. Anton is the Chairman Emeritus of the Board of Trustees of the Culinary Institute of America. He also serves on the Board of Trustees of the William F. Harrah College – University of Nevada in Las Vegas. He also serves on the Board of Trustees of the National Restaurant Association Education Foundation. In addition, he serves on the Board of the British

Restaurant Association. He is a member of the Board of Governors of the Thalians Foundation for Mental Health at Cedars-Sinai. Mr. Anton is considered a leader in the food service industry over the last 20 years and has extensive experience on other boards.

Christopher J. Artinian has been a director of the Company since his appointment in February of 2010. He joined the Company in 1995 and has been instrumental in his various roles in restaurant operations, working his way up within the Company throughout his 15 years at Morton’s, while being responsible for opening many new Morton’s steakhouses. Mr. Artinian began his career in the pantry kitchen at Morton’s New York City, and was eventually promoted to General Manager. In 2002, he was promoted to Regional Director of Operations, and in 2004, was promoted to Vice President of East Coast Operations. Mr. Artinian attended Villanova University, and is a longtime supporter of the March of Dimes, Rotary Club and various charities related to children with Cochlear Implants. Over the last 15 years, Mr. Artinian has held leadership roles with the Company. He has detailed knowledge and valuable perspective and insights regarding our business and has primary responsibility for development and implementation of our business strategy.

John K. Castle has been a director of the Company since February 2006 and from October 2002 to August 2007, was a member of the board of advisors of Morton’s Holdings, LLC (“MHLLC”), which was previously our parent company. Mr. Castle was also a director from December 1988 through July 2002. Mr. Castle is Chairman and Chief Executive Officer of Castle Harlan, Inc. Immediately prior to forming Castle Harlan, Inc. in 1986, Mr. Castle was President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., one of the nation’s leading investment banking firms. At that time, he also served as a director of the Equitable Life Assurance Society of the U.S. Mr. Castle is a board member of P&MC Holding LLC and various private equity companies. Mr. Castle has also been elected to serve as a Life Member of the Corporation of the Massachusetts Institute of Technology. He has served for twenty-two years as a trustee of New York Medical College, including eleven of those years as Chairman of the Board. He is also a member of The New York Presbyterian Hospital Board of Trustees. Mr. Castle received his bachelor’s degree from the Massachusetts Institute of Technology, his M.B.A. as a Baker Scholar with High Distinction from Harvard, and has two Honorary Doctorate Degrees of Humane Letters. Mr. Castle is the Chairman and Chief Executive Officer of our largest stockholder. He has extensive experience and familiarity with the Company, which dates back to 1988, in addition to his substantial experience in our industry and with other similarly sized companies, both as an owner and board member. He has significant operational, financial, investment and private equity experience from his involvement in Castle Harlan, Inc. and its investments in numerous portfolio companies and has played an active role in overseeing those businesses.

Dr. John J. Connolly has been a director of the Company since February 2006 and from February 2003 to August 2007, was a member of the board of advisors of MHLLC, which was previously our parent company. Dr. Connolly previously served as a director from October 1994 through July 2002. He has been the President and Chief Executive Officer of Castle Connolly Medical Ltd. since 1992. He previously served as President and Chief Executive Officer of New York Medical College for over ten years. He serves on the President’s Advisory Council of the United Hospital Fund, as a member of the board of advisors of the Whitehead Institute and as a director of the New York Business Group on Health. He also has served as Chairman of the Board of Trustees of St. Francis Hospital in Poughkeepsie and was the first Chairman of the Dutchess County Industrial Development Agency. He is a fellow of the New York Academy of Medicine and is a founder and past Chairman of the American Lyme Disease Foundation. Dr. Connolly serves as a Trustee Emeritus and past Chairman of the Board of the Culinary Institute of America and is a former director and past Chairman of the Board of the Professional Exam Service, Inc. Dr. Connolly also presently serves as a director of Dearborn Risk Management, P&MC Holding LLC and Baker and Taylor, Inc. He has substantial experience serving on boards, both the Company’s and others, and has experience as a senior executive in other industries, which allows him to bring additional perspective to our Board of Directors.

Robert A. Goldschmidt has been a director of the Company since February 2006. Mr. Goldschmidt is currently retired, and from time to time serves as an independent consultant. Mr. Goldschmidt previously served as the Chief Financial Officer for the Archdiocese of New York from November 1994 to February 2002. He is a director of Phelps Memorial Hospital where he is also Chairman of the Audit Committee. He received a B.A. in Liberal Arts and a B.S. in Mechanical Engineering from the University of Notre Dame and a M.S. in Industrial Management from Purdue University. Mr. Goldschmidt is a Certified Public Accountant and a Professional Industrial Engineer. He has a strong background in accounting and finance as well as substantial experience in public company accounting.

Alan A. Teran has been a director of the Company since February 2006 and from February 2003 to August 2007, was a member of the board of advisors of MHLLC, which was previously our parent company. He previously served as a director from May 1993 through July 2002. Mr. Teran was the President of Cork ‘N Cleaver Restaurants from 1975 to 1981. Since 1981, Mr. Teran has been a principal in private restaurant businesses. Mr. Teran is currently a director of Good Times, Inc. and previously served on the board of Boulder Valley Bank and Trust. He has over 35 years experience in the food service industry as both an executive and director. We believe Mr. Teran has a thorough understanding of this industry and, therefore, brings valuable insight and expertise to our Board of Directors.

Stephen E. Paul has been a director of the Company since February 2006 and from October 2002 to August 2007, was a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Paul is a Managing Principal of Laurel Crown Partners, LLC, a private investment company. Mr. Paul was a Vice President of The Louis Berkman Company from May 2001 through September 2002. Formerly, Mr. Paul was a Vice President of Business Development of eToys, Inc. since May 1998, and before that, an Associate at Donaldson, Lufkin & Jenrette, Inc., where he was employed from August 1995 to May 1998. Mr. Paul is a director of Ampco-Pittsburgh Corporation and Global Fitness Holdings LLC. In addition, he is Trustee of The Loomis Chaffee School. Mr. Paul is a graduate of Cornell University and earned an M.B.A. from Harvard Business School. Mr. Paul is a Managing Principal of one of our largest stockholders. He has significant operational, financial, investment and private equity experience from his involvement in Laurel Crown Partners, LLC and its investments in numerous portfolio companies, including similarly sized companies, and has played an active role in overseeing those businesses.

David B. Pittaway has been a director of the Company since February 2006 and from October 2002 to August 2007, was a member of the board of advisors of MHLLC, which was previously our parent company. Mr. Pittaway previously served as a director from December 1988 through July 2002. Mr. Pittaway is currently the Senior Managing Director, Senior Vice President and Secretary of Castle Harlan, Inc. He has been with Castle Harlan, Inc. since 1987. Mr. Pittaway has been Vice President and Secretary of Branford Castle, Inc., an investment company, since October 1986. From 1987 to 1998 he was Vice President, Chief Financial Officer and a director of Branford Chain, Inc., a marine wholesale company, where he is now a director and Vice Chairman. Prior thereto, Mr. Pittaway was Vice President of Strategic Planning and Assistant to the President of Donaldson, Lufkin & Jenrette, Inc. Mr. Pittaway is also a director of P&MC Holding LLC, BKH Acquisition Corp., The Cheesecake Factory, Inc., and The Dystrophic Epidermolysis Bullosa Research Association of America, Inc. and is a director and co-founder of the Armed Forces Reserve Family Assistance Fund. Mr. Pittaway is a graduate of the University of Kansas (B.A. with Highest Distinction), and has both an M.B.A. with High Distinction (Baker Scholar) and a Juris Doctor degree from Harvard University. Mr. Pittaway is a Senior Managing Director and Senior Vice President of our largest stockholder. He has extensive experience and familiarity with the Company, which dates back to 1988, in addition to his substantial experience in our industry. He has significant operational, financial, investment and private equity experience from his involvement in Castle Harlan, Inc. and its investments in numerous portfolio companies, including many similarly sized companies, and has played an active role in overseeing those businesses.

Dianne H. Russell has been a director of the Company since February 2006 and from February 2003 to August 2007, was a member of the board of advisors of MHLLC, which was previously our parent company. She previously served as a director from May 1993 through July 2002. Ms. Russell is a Senior Vice President and Regional Managing Director of the Technology and Life Sciences Division of Comerica Bank (formerly Imperial Bank) in Boston, heading the Northeast Region. Formerly, Ms. Russell was President of Hyde Boston Capital, a

financial consulting company, since January 1992, and before that, a Senior Vice President and Department Executive at BankBoston, N.A., a national bank, where she was employed from 1975 to 1991. Ms. Russell has served three Governors as Chair of the Financial Advisory Board of the Commonwealth of Massachusetts. Ms. Russell has extensive experience with the Company and executive experience with strong skills in both commercial banking and consulting.

Zane Tankel has been a director of the Company since February 2006. Mr. Tankel has been the Chairman of the Board of Apple-Metro, Inc. and the New York Metropolitan Area franchisee for Applebee’s Neighborhood Grill & Bar since 1994. Mr. Tankel is also a member of the board of directors of P&MC Holding LLC and BKH Acquisition Corp. He is also a director of Allis Chalmers, where he is Chairman of the Compensation Committee and a member of the Compliance and Nominating Committees. Mr. Tankel is a graduate of the University of Pennsylvania’s Wharton School of Business. Mr. Tankel has experience with executive compensation and has extensive board and operating experience in our industry.

Corporate Governance

Director Independence

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of the NYSE and the Board must affirmatively determine that the director has no material relationship with us, directly, or as a partner, stockholder or officer of an organization that has a relationship with us. The Board determines director independence based on an analysis of the independence requirements in the NYSE listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable and familial or other business relationships any director may have with us. The Board has determined that the following six directors satisfy the independence requirements of the NYSE: William C. Anton, Dr. John J. Connolly, Robert A. Goldschmidt, Dianne H. Russell, Alan A. Teran and Zane Tankel.

Meetings of the Board of Directors and Committees

Our Board of Directors held five meetings during the fiscal year ended January 2, 2011 (“fiscal 2010”). Each current director attended at least 86% of the aggregate of the meetings of the Board of Directors and committees of which he or she was a member during such year.

Our Board encourages all directors to attend the annual meeting of stockholders. In addition, a meeting of the Board of Directors is regularly scheduled on the same day as the annual meeting of stockholders, in the same city, to facilitate directors’ attendance. Last year’s annual meeting of stockholders was attended by all of our directors at that time.

Our Board of Directors met in executive session with non-employee directors after each of our first three regularly scheduled board meetings this year and the Board also had an executive session comprised of only our independent directors after our last board meeting this year.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has created four standing committees: a three-member Audit Committee, a three-member Compensation Committee, a three-member Nominating/Corporate Governance Committee, and a four-member Executive Committee. The composition of our Board committees complies when required, with the applicable rules of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002. In that regard, six of our ten directors are considered independent in accordance with the general independence standards of the NYSE.

Audit Committee

Our Audit Committee is responsible for, among other things, selecting, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, pre-approving all audit and non-audit services to be performed by our independent auditors, reviewing our relationship with our independent auditors, discussing with our independent auditors their independence, reviewing and discussing the audited financial statements with the independent auditors and management and recommending to our Board whether the audited financial statements should be included in our annual reports on Form 10-K to be filed with the SEC. In addition, our Audit Committee oversees risk management of the Company. Our Audit Committee met five times in fiscal 2010. Robert A. Goldschmidt is the chairperson of our Audit Committee and the other members of our Audit Committee are Dianne H. Russell and Alan A. Teran, each of whom satisfies the independence requirements of the NYSE and the SEC. Our Board of Directors determined that Mr. Goldschmidt is an “audit committee financial expert” under the requirements of the SEC and meets similar qualifications under the requirements of the NYSE and that the remaining members of the Audit Committee meet the financial literacy requirements of the NYSE. A copy of our Audit Committee’s charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Compensation Committee

Our Compensation Committee is responsible for, among other things, reviewing and either approving on behalf of our Board of Directors or recommending to our Board of Directors for approval (1) the annual salaries and other compensation of our executive officers and certain other senior officers and (2) equity incentive grants and other equity or equity-based awards. The Compensation Committee will also evaluate the performance of our executive officers and certain other senior officers in light of organizational goals, provide assistance and recommendations with respect to our compensation policies and practices, and assist with the administration of our compensation plans. The Compensation Committee has the sole authority to determine executive and director compensation and does not delegate any of its responsibilities to outside consultants or others. Our Compensation Committee met twice in fiscal 2010. Zane Tankel is the chairperson of our Compensation Committee and the other members of our Compensation Committee are William C. Anton and Dr. John J. Connolly, each of whom satisfies the independence requirements of the NYSE. A copy of our Compensation Committee’s charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Nominating/Corporate Governance Committee

Our Nominating/Corporate Governance Committee is responsible for, among other things, assisting our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board, selecting director nominees for our annual meetings of stockholders, evaluating the performance of our Board and developing and recommending to our Board corporate governance guidelines and oversight with respect to corporate governance and ethical conduct. Our Nominating/Corporate Governance Committee met once in fiscal 2010. The Nominating/Corporate Governance Committee considers director candidates recommended by stockholders. Our by-laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed to the Secretary, in accordance with the provisions of our by-laws. See “Election of Directors—Information Regarding Board of Directors and Committees.” The Nominating/Corporate Governance Committee does not have a diversity policy; however, the Nominating/Corporate Governance Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board of Director’s overall effectiveness in meeting its mission. Potential candidates, including nominees recommended by stockholders, are evaluated according to certain criteria such as: experience in business, government, education or technology; expertise that is useful to the Company; willingness to devote the required time to carry out the duties and responsibilities of a director;

willingness to represent the best interests of all stockholders; and other relevant factors that the Board may determine. The Nominating/Corporate Governance Committee also considers the needs of the Board of Directors in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the Board of Directors deems appropriate. Dr. John J. Connolly is the chairperson of our Nominating/Corporate Governance Committee and the other members of our Nominating/Corporate Governance Committee are Dianne H. Russell and Zane Tankel, each of whom satisfies the independence requirements of the NYSE. A copy of our Nominating/Corporate Governance Committee’s charter, our corporate governance guidelines and our code of business conduct and ethics for directors, officers and employees, entitled “Code of Ethics,” are available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Executive Committee

The Executive Committee, on behalf of our Board of Directors, exercises the full powers and prerogatives of our Board of Directors, to the extent permitted by applicable law, our certificate of incorporation and by-laws, between board meetings. Our Executive Committee met seven times in fiscal 2010. John K. Castle is the Chairperson of our Executive Committee and the other members of our Executive Committee in fiscal 2010 were David B. Pittaway, Stephen E. Paul and Christopher J. Artinian. Justin B. Wender was a member of the Board and Executive Committee of the Board until his resignation effective August 10, 2010.

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders.

Currently, the Board of Directors does not have a Chairperson and according to the Bylaws of the Company the Chief Executive Officer (if a director) acts as Chairperson of the meeting. The Board of Directors believes this is the most appropriate structure for the Company at this time because it provides flexibility to the Board to appoint a Chairperson and makes the best use of Christopher J. Artinian’s skills and experience with the Company.

Risk Management

We face certain risks, including credit risk, liquidity risk and operational risk. In fulfilling its risk oversight role, the Board focuses on the adequacy of our overall risk management system. The Board believes an effective risk management system will adequately identify the material risks we face in a timely manner and implement appropriate risk management strategies that are responsive to our risk profile.

The Audit Committee has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee periodically reviews risk management with respect to operational, financial and legal considerations, internal auditing and financial controls, in addition to its other duties. In this role, the Audit Committee receives reports from management and other advisors, and strives to generate serious and thoughtful attention to our risk management system, the nature of the material risks the Company faces, and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Although the Board’s primary risk oversight has been assigned to the Audit Committee, the full Board also receives information about the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and briefings provided by management and advisors to the Committee. The Board and Audit Committee periodically ask the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, our Compensation Committee consisted of William C. Anton, Dr. John J. Connolly and Zane Tankel, none of whom were at any time during fiscal 2010 or at any other time, an officer or employee of us or any of our subsidiaries. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Communicating with the Board of Directors

Stockholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications to the Board of Directors, a Board committee or such individual director or directors, c/o Scott D. Levin, Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654. All communications will be compiled by Mr. Levin and forwarded to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors. Stockholders and interested parties who wish to communicate with non-management directors, may do so by sending written communications to the Non-Management Directors, c/o John K. Castle (Presiding Director), Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of shares of common stock present or represented and entitled to vote at the meeting. This means each nominee will be elected if he/she receives more affirmative votes than votes withheld for such director.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal 2)

Subject to ratification by stockholders at the Annual Meeting, the Audit Committee has re-appointed KPMG LLP as independent auditors to audit the books and accounts of the Company for fiscal 2011.

A representative of KPMG LLP is expected to be present at the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

The Audit Committee approved in advance all services rendered by KPMG LLP to us and our subsidiaries and approves all fees paid to KPMG LLP. The Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services to be provided by KPMG LLP. The Audit Committee considers and approves anticipated audit and permissible non-audit services to be provided by KPMG LLP during the year and estimated fees. The Audit Committee will not approve non-audit engagements that would violate SEC rules or impair the independence of KPMG LLP.

For fiscal 2010 and fiscal 2009, the following are fees for services provided to us and our subsidiaries:

	Fiscal 2010	Fiscal 2009
Audit Fees (1)	$549,576	$697,160
Audit-Related Fees	$16,169	$5,000
Tax Fees	—	—
All Other Fees	—	—

(1)	Includes fees for professional services performed by KPMG LLP for the audit of the annual financial statements for us and our subsidiaries and services that are normally provided in connection with statutory and regulatory filings or engagements. For fiscal 2009, the audit fees also include the audit of the effectiveness of the Company’s internal controls over financial reporting.

Board of Directors Recommendation

The Board of Directors recommends that stockholders vote their shares FOR ratification of the re-appointment of independent auditors.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented and entitled to vote, at the Annual Meeting, is required to approve Proposal 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 25, 2011, with respect to the beneficial ownership of the Company’s Common Stock of each director, each nominee for director, each named executive officer in the summary compensation table under “Executive Compensation” below, all executive officers and directors as a group, and each person known by the Company to be the beneficial owner of 5% or more of the Company’s Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock (7)	Percent of Total Outstanding Common Stock (%)
Castle Harlan Partners III, L.P. (1)	4,688,664	27.7
Castle Harlan Offshore Partners III, L.P. (1)	76,864	*
Castle Harlan Affiliates III, L.P. (1)	78,361	*
Frogmore Forum Family Fund, LLC (1)	17,846	*
Branford Castle Holdings, Inc. (1)	31,045	*
Branford Chain, Inc. (2)	259,100	1.5
Laurel Crown Capital, LLC: Series One – LC/Morton’s (3)	1,362,529	8.1
Wellington Management Company, LLP (4)	1,123,310	6.6
Christopher J. Artinian (5)	140,629	*
Ronald M. DiNella (5)	133,654	*
Roger J. Drake (5)	44,994	*
Scott D. Levin (5)	45,300	*
James W. Kirkpatrick (5)	48,600	*
William C. Anton (5)	25,000	*
John K. Castle (1) (6)	5,151,880	30.4
Dr. John J. Connolly (5)	8,000	*
Robert A. Goldschmidt (5)	13,500	*
Stephen E. Paul (5)	1,362,529	8.1
David B. Pittaway (1)	5,230	*
Dianne H. Russell (5)	6,000	*
Zane Tankel (5)	17,118	*
Alan A. Teran (5)	6,000	*
All directors and executive officers as a group (14 persons, including those listed above) (7)	7,008,434	41.4

*	Represents less than 1%.
(1)	The address for Castle Harlan Partners III, L.P. and each of these other entities and individuals is c/o Castle Harlan, Inc., 150 East 58th Street, 38th Floor, New York, New York 10155.
(2)	The address for Branford Chain, Inc. is 150 East 58th Street, 29th Floor, New York, New York 10155.
(3)	The address for Laurel Crown Capital, LLC: Series One—LC/Morton’s (“Laurel Crown”) and for Mr. Stephen E. Paul is 10940 Wilshire Boulevard, Suite 600, Los Angeles, California 90024. Mr. Stephen E. Paul and Dr. Laurence E. Paul are the sole members of the investment committee of Laurel Crown Management, LLC, the manager of Laurel Crown Capital, LLC: Series One—LC/Morton’s, and in such capacity share the voting and investment control over the securities held by Laurel Crown Capital, LLC: Series One—LC/Morton’s. As a result, Mr. Stephen E. Paul may be considered a beneficial owner of any shares deemed to be beneficially owned by Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Mr. Stephen E. Paul disclaims beneficial ownership of such stock in excess of his proportionate ownership interest in Laurel Crown Capital, LLC: Series One—LC/Morton’s and its affiliates. Dr. Laurence E. Paul resigned from the Company’s Board of Directors on January 31, 2007.
(4)	The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.

(5)	The address for each of our officers and each of such members of our Board of Directors is c/o Morton’s Restaurant Group, Inc., 325 North LaSalle Street, Suite 500, Chicago, Illinois 60654.
(6)	Includes the shares of common stock held by Castle Harlan Partners III, L.P., Castle Harlan Offshore Partners III, L.P., Castle Harlan Affiliates III, L.P., Frogmore Forum Family Fund, LLC, Branford Castle Holdings, Inc. and Branford Chain, Inc. John K. Castle, a member of our Board of Directors, is the controlling stockholder of Castle Harlan Partners III, G.P., Inc., which is the general partner of the general partner of Castle Harlan Partners III, L.P. Mr. Castle is also the controlling stockholder of the general partners of Castle Harlan Offshore Partners III, L.P. and of Castle Harlan Affiliates III, L.P. Mr. Castle also exercises control of Branford Castle Holdings, Inc., Branford Chain, Inc. and Frogmore Forum Family Fund, LLC. Mr. Castle shares voting and investment control with these entities (each of which is itself controlled by Mr. Castle) over the securities held by these entities. Mr. Castle disclaims beneficial ownership of the shares of our common stock in excess of his proportionate ownership interest in Castle Harlan Partners III, L.P. and its affiliates.
(7)	Includes shares of restricted stock granted pursuant to our equity incentive plan. The restricted stock vest over five years at a rate of 20% each year on the anniversary of the grant date.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding our three executive officers and two of our other senior officers.

Name	Age	Position
Christopher J. Artinian (1)	41	Chief Executive Officer, President and Director
Ronald M. DiNella	50	Senior Vice President, Chief Financial Officer and Treasurer
Scott D. Levin	48	Senior Vice President, General Counsel and Secretary
Roger J. Drake	50	Senior Vice President, Marketing and Communications
James W. Kirkpatrick	57	Senior Vice President, Development

(1)	Christopher J. Artinian was appointed as Chief Executive Officer, President and director in February 2010 following the resignation of our former Chief Executive Officer and Chairman of the Board, Thomas J. Baldwin which was previously announced.

Christopher J. Artinian has been Chief Executive Office, President and director of the Company since his appointment in February of 2010. He joined the Company in 1995 and has been instrumental in his various roles in restaurant operations, working his way up within the Company throughout his 15 years at Morton’s, while being responsible for opening many new Morton’s steakhouses. Mr. Artinian began his career in the pantry kitchen at Morton’s New York City, and was eventually promoted to General Manager. In 2002, he was promoted to Regional Director of Operations, and in 2004, was promoted to Vice President of East Coast Operations. Mr. Artinian attended Villanova University, and is a longtime supporter of the March of Dimes, Rotary Club and various charities related to children with Cochlear Implants.

Ronald M. DiNella has been Senior Vice President, Chief Financial Officer and Treasurer since December 2005. Mr. DiNella previously served as Secretary from December 2005 to October 2007, Senior Vice President, Finance for Morton’s of Chicago, Inc., our indirect wholly-owned subsidiary, from 1998 to 2005 and Vice President, Finance from 1992 to 1998. Mr. DiNella’s previous experience includes nine years with Arnie Morton’s Management Group, a local Chicago restaurant chain headed by Morton’s co-founder, Arnie Morton, where he served as Controller. Mr. DiNella serves on the board of directors of the Illinois Restaurant Association and is its past Chairman. Mr. DiNella is a licensed Certified Public Accountant in the State of Illinois.

Scott D. Levin has been Senior Vice President, General Counsel and Secretary since October 2007. Previously, Mr. Levin had been Senior Vice President, General Counsel and Human Resources for Torex Retail Americas (a global technology solutions provider), where he was employed since 2001. Before joining Torex,

Mr. Levin held General Counsel positions with OurHouse, Inc. (the home improvement e-commerce business for Ace Hardware Corporation) and Florists’ Transworld Delivery, Inc. (FTD). Mr. Levin also worked at Schulte Roth & Zabel LLP in New York City where he practiced in the mergers and acquisitions, securities and finance areas from 1989 until 1996. Mr. Levin received his J.D. from The National Law Center at George Washington University and his undergraduate degree from Boston College.

Roger J. Drake has been Senior Vice President, Marketing and Communications since February 2010. Previously, Mr. Drake served as Chief Communications Officer from January 2008 to January 2010, Vice President of Communications and Public Relations from February 2006 to December 2007 and as Vice President of Communications since May 1999. In addition, he served as Director of Communications since February 1994. Mr. Drake previously owned and operated Drake Productions, a video and marketing communications company, from April 1987 to December 1993. Prior to that, Mr. Drake served as senior producer, editor and copywriter at Major League Baseball Productions, from May 1981 to June 1986.

James W. Kirkpatrick has been Senior Vice President, Development since February 2006. Previously, Mr. Kirkpatrick was the Vice President of Real Estate and Construction for Applebee’s International, Inc., where he was employed since 1992. Before joining Applebee’s, Mr. Kirkpatrick held Real Estate Director and Manager positions with three restaurant companies: Gilbert Robinson, Inc., TGI Friday’s, Inc. and Pizza Hut, Inc. He also served as a Real Estate Director for Pier One Imports, Inc. Mr. Kirkpatrick has a master’s degree in architectural management from the University of Kansas, a master’s degree in business administration from Baylor University, and a Bachelor of Arts degree in economics from Rockhurst College.

Compensation Discussion and Analysis

Overview

Our Compensation Committee has responsibility for establishing, monitoring and implementing our compensation program. The Compensation Committee designs its policies to attract, retain and motivate highly qualified executives. We compensate our executive officers and highly compensated individuals named in the Summary Compensation Table (collectively referred to as “Executives”) through a combination of base salary, incentive bonus payments and equity incentive plan awards, all designed to be competitive with comparable employers and to align each Executive’s compensation with the long-term interests of our stockholders. Base salary and incentive bonus payments are determined annually and are designed to reward current performance. Restricted stock awards are designed to reward longer term performance. The Compensation Committee seeks to motivate Executives through our compensation program to achieve long-term sustainable growth.

Objectives of Compensation Program

The primary objective of our compensation program is to attract and retain highly qualified Executives and motivate them to work to their fullest potential, in order to achieve sustainable long-term growth. Our compensation program is designed to compensate Executives in a way that reinforces decisions and actions which will drive long-term sustainable growth and increased stockholder value. We provide an annual incentive to motivate and reward for the achievement of our financial performance goal of increasing earnings before interest, taxes, depreciation and amortization (“EBITDA”) for all Executives, excluding our Chief Executive Officer (“CEO”) who is subject to an earnings per share (“EPS”) target. The Board of Directors believes that annual EBITDA growth for Executives and an EPS target for the CEO are key drivers of stockholder return over the long term.

What Our Compensation Program is Designed to Reward

The Compensation Committee focuses on long-term goals of the business and designs reward programs that recognize business achievements it believes are likely to promote sustainable growth. The Compensation Committee believes compensation programs should reward Executives who take actions that are best for the long-term performance of the Company while delivering positive annual operating results; and therefore believes in closely linking rewards to the interests of stockholders.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

How We Chose Amounts and/or Formulas for Each Element

Base Salary. Salary planning begins with a percentage guideline for increases, which is adjusted up or down for individual performance. The guidelines are set after considering competitive market data as described below under “Short Term Compensation– Base Salary,” affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each other Executive’s performance in light of individual objectives. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. The CEO exercises discretion in choosing the factors that he utilizes to evaluate each Executive’s performance.

Incentive Bonus Payments. Generally, the Compensation Committee makes awards within a range for expected Company financial performance levels determined by the Compensation Committee at the beginning of the year. The Compensation Committee carefully considers any exceptions. When deciding what measures to use at the start of a plan year and the target level of achievement of those measures, the Compensation Committee carefully considers the state of our business, as well as current economic conditions and what measures are most likely, in present circumstances, to lead to sustainable growth. Each year the Compensation Committee approves goals that are considered to be challenging for the Company to achieve and generally reflect performance above the prior year.

Equity Incentive Plan Awards. The Compensation Committee determines grant levels of restricted stock awards based on level of responsibility, length of time in current position, history of past grants and any change in responsibility. The eventual value of any grant received by an Executive depends on our overall performance and the value of our common stock.

Elements of Our Compensation Plan and How It Relates to Our Objectives

Currently, the Compensation Committee uses short-term compensation (salary and incentive bonus payment) and long-term compensation (equity incentive plan awards such as restricted stock awards) to achieve its goal of driving sustainable growth. The Compensation Committee uses its judgment and experience in determining the mix of compensation and evaluates each executive on an individual basis, factoring in a number of elements described in more detail below.

When deciding the allocation among base salary and incentive bonus payments, the Compensation Committee believes that Executives have some degree of influence on our performance, and accordingly, Executives’ compensation should contain a greater portion of compensation allocated to incentive bonuses, which is performance-based, when compared to lower levels of management. For fiscal 2010, the targeted allocation between base salary and incentive bonus payment ranged from 61% base and 39% bonus to 71% base and 29% bonus. For fiscal 2011, the targeted allocation between base salary and incentive bonus payment will range from 61% base and 39% bonus to 63% base and 37% bonus.

Base salary and incentive bonus payments are determined annually and are designed to reward current performance. Base salaries are paid on a bi-weekly basis and incentive bonus payments are generally paid on an annual basis, in the first quarter of the following fiscal year. Equity incentive plan awards such as restricted stock awards are generally granted annually, in the first quarter of the year. Equity incentive plan awards are designed to reward longer term performance. The Compensation Committee reviews total short-term and long-term compensation annually.

Short-Term Compensation

Base Salary. Base salary is important in attracting Executives and provides a secure base of cash compensation. Increases are not preset and take into account the individual’s performance, responsibilities of the position, difficulty in replacing the Executive and the costs related to doing so, experience and the methods used to achieve results.

Salary planning begins with a percentage guideline for increases, based on the rate of increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers, as compiled by the U.S. Bureau of Labor Statistics for the preceding year, which is adjusted up or down for individual performance based on recommendations from our CEO. The guidelines are set after considering affordability and current salary levels, as appropriate. At the end of the year, the CEO evaluates each other Executive’s performance in light of individual objectives. The CEO exercises discretion in choosing any other factors that he utilizes to evaluate each Executive’s performance. Base salary compensates each Executive for the primary responsibilities of his/her position and is set at levels that we believe enable us to attract and retain talent. The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. In fiscal 2010, base salary increases of approximately 4% were implemented for Executives, excluding our CEO who did not receive an increase as a result of his recent appointment to CEO and Mr. Drake who received a salary adjustment.

Annual Incentive Bonus Payments. The annual incentive bonus payments are paid in cash in the first quarter of the following fiscal year. Actual awards are based on our financial performance. In the first fiscal quarter of fiscal 2011, annual incentive bonuses were paid at 30% of base salaries for all Executives other than the CEO, based on the Company exceeding its targeted EBITDA as set forth by the Compensation Committee. Further, our CEO was paid a bonus at 33% of his base salary based on the Company exceeding its targeted EPS as set forth by the Compensation Committee.

Financial Performance. Financial performance is determined at the end of the year based on annual financial performance goals.

As Executives achieve higher levels of seniority and responsibility and have more direct influence on our operations and strategy, the Board of Directors believes that a greater portion of that Executive’s total compensation should be variable based on our performance, rather than fixed, so as to further incentivize the Executive to strive for continuously better performance. As stated, we provide an annual incentive to motivate and reward for the achievement of our financial performance goal of increasing EBITDA for Executives and EPS for our CEO.

Setting Annual Incentive Performance Goals. The Compensation Committee approves annual incentive performance goals at the conclusion of our annual financial planning process, upon the Board’s approval of our financial plan and budget for the fiscal year. At such time, we assess the future internal and external operating environment and develop projections of anticipated results. Each year the Compensation Committee approves goals that are considered to be challenging for us to achieve and generally reflect performance above the prior year. If we achieve the budgeted EBITDA or EPS for the fiscal year, then the annual incentive payment will be at targeted bonus levels. If we outperform our budgeted EBITDA or EPS, then the annual incentive payment will be above targeted bonus levels and if our EBITDA or EPS is below budgeted EBITDA or EPS, payments will be below targeted levels. In addition, the Compensation Committee may also exercise discretion in choosing any other factors to utilize to determine the amount of the annual incentive payments.

Depending on the Executive’s responsibilities, performance is set and measured at the corporate level or a combination of corporate and operating level, as appropriate.

The Compensation Committee reviewed the Company’s fiscal 2010 results, evaluated the performance of each of our Executives and considered the current economic climate. Based on such evaluations, the Compensation Committee determined the annual incentive bonus payment for our CEO to be 33% of his base salary and approved recommendations of our CEO regarding bonus awards for our other Executives to be 30% of their respective salary.

Long-Term Compensation

The long-term incentive compensation that the Compensation Committee generally employs is the granting of restricted stock awards pursuant to the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan, discussed below. The purpose of granting such awards is to provide equity compensation that provides value to Executives when value is also created for the stockholders. The long-term incentive compensation is intended to motivate Executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of our stockholders. The restricted stock awards are subject to forfeiture, which lapses at a rate of 20% each year on the anniversary of the grant. The restricted stock awards are generally granted annually, in the first quarter of the year. Awards are based on level of responsibility, length of time in current position, history of past grants and any change in responsibility. This is a significant portion of the total compensation package for Executives and is an important retention tool.

Equity Incentive Plan

In February 2006, we adopted the 2006 Morton’s Restaurant Group, Inc. Stock Incentive Plan, which we refer to as the equity incentive plan. The equity incentive plan provides for the grant of stock options and stock appreciation rights and for awards of shares, restricted shares, restricted stock units and other equity-based awards. Any employee, officer, director or consultant of us or any of our affiliates are eligible to receive awards pursuant to the equity incentive plan.

The equity incentive plan is administered by the Compensation Committee. Our Board of Directors also has the authority to take any action delegated to the Compensation Committee under the equity incentive plan as it may deem necessary. Awards may, at the discretion of the Compensation Committee, be made under the equity incentive plan in assumption of, or in substitution for, outstanding awards previously granted by us or our affiliates. The number of shares underlying such substitute awards is counted against the aggregate number of shares available for awards under the equity incentive plan. The Compensation Committee has the authority to (1) select equity incentive plan participants, (2) interpret the equity incentive plan, (3) establish, amend and rescind any rules and regulations relating to the equity incentive plan and to make any other determinations deemed necessary or desirable for the administration of the equity incentive plan, (4) correct any defect or supply any omission or reconcile any inconsistency in the equity incentive plan in the manner and to the extent deemed necessary or desirable and (5) establish the terms and conditions of any award consistent with the provisions of the equity incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Any decision in respect of the interpretation and administration of the equity incentive plan lies within the sole and absolute discretion of the Compensation Committee.

Compensation for the Named Executive Officers

Christopher J. Artinian was appointed as Chief Executive Officer, President and Director in February 2010 following the resignation of our former Chief Executive Officer and Chairman of the Board, Thomas J. Baldwin. On March 11, 2010, the Compensation Committee approved revised compensatory arrangements for Christopher J. Artinian effective as of February 1, 2010. Mr. Artinian’s base salary was set at $320,000 per year and he was eligible for an annual bonus of up to 65% of his base salary based on performance targets determined by the Company’s Board of Directors and the Compensation Committee. In addition, during March 2010, Mr. Artinian was awarded 100,000 shares of restricted common stock, which is subject to forfeiture that lapses at a rate of 20% each year on the anniversary of the grant. In January 2011, the Compensation Committee reviewed Mr. Artinian’s performance against previously established goals using actual fiscal 2010 results. For fiscal 2010, our EPS was above the pre-determined target. After considering this information and the input of the full Board, the Compensation Committee decided Mr. Artinian’s incentive bonus would be approximately $104,000, or 33% of Mr. Artinian’s base salary of $320,000 per year.

For two of our three executive officers we entered into employment agreements on January 25, 2011.

On January 25, 2011, the Company entered into an employment agreement with Mr. Artinian governing the terms of his compensation. Pursuant to the agreement, Mr. Artinian’s base salary was increased to $370,000 per year, subject to review at least annually, and he is eligible for an annual incentive bonus of up to 65% of his base salary based on achievement of performance targets as determined by the Company’s Board of Directors and the Compensation Committee. Furthermore, the Compensation Committee is responsible for establishing profitability targets on which annual incentive bonus payments will be based. Such targets could be based on net income, operating income or any other basis the Compensation Committee considered most appropriate. The Compensation Committee utilizes EPS as a target for Mr. Artinian because it believes that annual EPS growth is a key driver of stockholder return over the long term.

On January 25, 2011, the Company entered into an employment agreement with our Chief Financial Officer, Ronald M. DiNella, governing the terms of his compensation. Pursuant to the agreement, Mr. DiNella’s base salary is $300,000 per year, subject to review at least annually, and he is eligible for an annual incentive bonus of up to 60% of his base salary based on achievement of performance targets as determined by the Company’s Board of Directors and the Compensation Committee. Such targets could be based on net income, operating income or any other basis the Compensation Committee considered most appropriate. For fiscal 2010, our EBITDA was above the pre-determined target. After considering this information and the input of the full Board, the Compensation Committee decided Mr. DiNella’s incentive bonus would be approximately $75,000, or 30% of Mr. DiNella’s base salary of $250,000 per year.

The Compensation Committee utilizes EBITDA as a target for Executives and EPS as a target for our CEO because it believes that growth in these financial metrics are a key driver of stockholder return over the long term.

None of our other executive officers have an employment agreement with us. On March 31, 2011, the Company entered into transaction bonus agreements with three executive officers. The transaction bonus agreements provide Mr. Artinian, Mr. DiNella and Mr. Levin with bonuses in the amounts of $400,000, $250,000 and $250,000, respectively, if such respective executive officer actively supports and works toward the execution of an agreement that would result in a change-of-control and continues to be employed through the closing of such a transaction. Each of the agreements provides that, in the event that any payments or benefits constitute “parachute payments” under Section 280G of the Internal Revenue Code, the recipient shall receive the greater of, on an after-tax basis, either (i) the full amount of such payments or benefits or (ii) the maximum amount that may be provided to the recipient without resulting in such payments or benefits being subject to an excise tax.

The Compensation Committee relies to a large extent on the CEO’s evaluations of each Executive’s performance. In January 2011, the Compensation Committee reviewed the CEO’s evaluations of the other Executives’ performance and the Company’s annual financial performance for fiscal 2010. After considering this information and the input of the full Board, the Compensation Committee decided upon the compensation and bonuses to be awarded to all other Executives. For fiscal 2010, our EBITDA was above the targeted amount and therefore the annual incentive payments for all Executives, other than the CEO, were paid at 30% of their respective base salary. Further, our EPS was above the targeted amount and therefore the annual incentive payment to our CEO was 33% of his base salary.

During February 2010, our former CEO, Thomas J. Baldwin, resigned. Pursuant to the terms of his employment agreement with us, Mr. Baldwin received salary, bonus and other benefit payments totaling $1.2 million, in addition to continued medical and additional benefits to be paid. See “Employment Agreements, Employment Agreements; Potential Payments Upon Termination or Change-of-Control” for additional information.

Compensation Committee Report

The Compensation Committee has:

(1) reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management; and

(2) based on the reviews and discussions referred to in (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the 2011 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE

Zane Tankel (Chairperson)

Dr. John J. Connolly

William C. Anton

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended January 2, 2011, January 3, 2010, and January 4, 2009 awarded to, earned by or paid to the Chief Executive Officer, the Chief Financial Officer and Scott D. Levin, the other most highly compensated executive officer at the end of fiscal 2010. In addition, Roger J. Drake and James W. Kirkpatrick, the two most highly compensated individuals who were not serving as executive officers at the end of fiscal 2010 and, Thomas J. Baldwin, our former Chief Executive Officer, are set forth in the table below:

Name and Principal Position(s)(1)	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
Christopher J. Artinian	2010	305,378	104,000	536,860	—	—	—	109,579	1,055,817
Chief Executive Officer,	2009	193,276	—	12,460	—	—	—	—	205,736
President and Director	2008	190,323	11,210	60,480	—	—	—	—	262,013

Ronald M. DiNella	2010	249,695	75,000	63,680	—	—	—	14,958	403,333
Senior Vice President,	2009	247,600	—	28,480	—	—	—	13,034	289,114
Chief Financial Officer and Treasurer	2008	247,436	—	138,240	—	—	—	16,829	402,505

Scott D. Levin	2010	231,946	70,000	35,820	—	—	—	4,800	342,566
Senior Vice President,	2009	230,000	—	16,020	—	—	—	4,800	250,820
General Counsel and Secretary	2008	230,800	—	44,496	—	—	—	5,357	280,653

Roger J. Drake	2010	196,071	60,000	35,460	—	—	—	11,621	303,152
Senior Vice President,	2009	165,946	—	12,460	—	—	—	15,969	194,375
Marketing and Communications	2008	164,564	—	60,480	—	—	—	20,917	245,961

James W. Kirkpatrick	2010	200,995	60,000	35,820	—	—	—	6,000	302,815
Senior Vice President,	2009	199,100	—	16,020	—	—	—	6,000	221,120
Development	2008	198,974	—	77,760	—	—	—	11,622	288,356

Thomas J. Baldwin (5)	2010	76,789	—	—	—	—	—	1,232,706	1,309,495
Former Chairman of the Board,	2009	376,700	—	44,500	—	—	—	21,495	442,695
Chief Executive Officer and President	2008	376,460	—	216,000	—	—	—	41,287	633,747

(1)	Includes three individuals that are current named executive officers, two highly compensated employees and our former Chief Executive Officer, who resigned in February 2010.
(2)	Includes cash bonuses paid in fiscal 2011 related to services rendered in fiscal 2010. There were no bonuses paid in fiscal 2010 and fiscal 2009 related to services rendered in fiscal 2009 and fiscal 2008, respectively, with the exception of a bonus paid to our CEO that related to his previous position.
(3)	Amounts in this column for all grants to all officers included in the table and for all periods reflect the grant date fair value of restricted stock granted under the Company’s Equity Incentive Plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic (“ASC”) 718, Compensation—Stock Compensation. The fair value of the restricted stock awards are calculated in accordance with ASC 718 using the NYSE market closing price on the grant date. (See Note 11 of “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K.) Details regarding fiscal 2010 stock awards can be found in the table “Grants of Plan-Based Awards.” Details regarding the fiscal 2010, fiscal 2009 and fiscal 2008 stock awards that are still outstanding may be found in the table “Outstanding Equity Awards At Fiscal Year End.”

(4)	As set forth in the table below, all Other Compensation includes automobile allowances, supplemental executive health insurance, severance payments, moving costs associated with the relocation of our current CEO and employer contributions made by us to Morton’s of Chicago, Inc. Profit Sharing and Cash Accumulation Plan, which is a retirement plan intended to be qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of the named Executives.

Name	Year	Automobile Allowance ($)	Supplemental Executive Health Insurance ($)	401(k) Match ($)	Severance Payments ($)	Moving Costs ($)	Total ($)
Christopher J. Artinian	2010	3,695	5,485	—	—	100,399	109,579
	2009	—	—	—	—	—	—
	2008	—	—	—	—	—	—

Ronald M. DiNella	2010	9,000	5,958	—	—	—	14,958
	2009	9,000	4,034	—	—	—	13,034
	2008	9,000	3,451	4,378	—	—	16,829

Scott D. Levin	2010	4,800	—	—	—	—	4,800
	2009	4,800	—	—	—	—	4,800
	2008	4,000	—	1,357	—	—	5,357

Roger J. Drake	2010	6,011	5,610	—	—	—	11,621
	2009	6,011	9,958	—	—	—	15,969
	2008	6,008	11,959	2,950	—	—	20,917

James W. Kirkpatrick	2010	6,000	—	—	—	—	6,000
	2009	6,000	—	—	—	—	6,000
	2008	6,000	—	5,622	—	—	11,622

Thomas J. Baldwin	2010	2,527	13,943	—	1,216,236	—	1,232,706
	2009	15,165	6,330	—	—	—	21,495
	2008	15,165	20,372	5,750	—	—	41,287

(5)	During February 2010, our former CEO, Thomas J. Baldwin, resigned. See “Employment Agreements, Employment Agreements; Potential Payments Upon Termination or Change-of-Control” for additional information.

Employment Agreements; Potential Payments Upon Termination or Change-of-Control

Employment agreement with our former CEO

On January 20, 2006, the Company entered into the third amended and restated employment agreement with Mr. Baldwin, effective as of January 1, 2006, to serve as Chairman of the Board of Directors, Chief Executive Officer and President. The initial term of the agreement extended until January 1, 2009, provided that the employment term continued so that on any date the remaining term would be three years unless earlier terminated. Under the agreement, Mr. Baldwin was entitled to receive (1) a base salary of $350,000, subject to annual increases no less than the rate of increase in the Consumer Price Index or at a faster rate at the discretion of our Board of Directors, (2) annual bonuses targeted at 65% of base salary, with minimum and maximum bonus amounts established by the Compensation Committee and the actual amount of the bonus determined based on the achievement of profitability targets established annually by the Compensation Committee, and (3) specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance.

Under the agreement, Mr. Baldwin was entitled to the following benefits: a lump sum payment of three times his annual base salary, a portion of his bonus and continuation of other benefits including car allowance and medical benefits. While Mr. Baldwin’s resignation was accepted by the Board of Directors on February 1, 2010, we recognized these costs in fiscal 2009 as the payment was considered probable at year end.

The following table describes and quantifies certain compensation that was paid in fiscal 2010 under the employment agreement with Mr. Baldwin given his compensation and service levels:

Cash severance payments (1)	Benefits or Perquisites (2)	Pension Benefit	Total
$1,182,087	$34,149	$—	$1,216,236

(1)	Represents a lump sum payment following termination equal to the sum of the product of three multiplied by his current base salary and a prorata portion of his bonus.
(2)	Represents the cash payments made for continued medical and dental benefits and monthly reimbursement of automobile expenses post termination.

Under the agreement, Mr. Baldwin is entitled to continued specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance through the third anniversary of his resignation. The estimated net present value of these expenses is approximately $68,000.

Employment agreement with our current CEO

Following the resignation of Thomas J. Baldwin, our former Chief Executive Officer and Chairman of the Board, Christopher J. Artinian was appointed as Chief Executive Officer, President and Director in February 2010. In March 2010, the Compensation Committee approved revised compensatory arrangements for Christopher J. Artinian. Effective February 1, 2010, Mr. Artinian’s base salary was set at $320,000 per year, and he was eligible for an annual bonus of up to 65% of his base salary based on an EPS target as determined by the Board of Directors and the Compensation Committee. In addition, during March 2010, Mr. Artinian was awarded 100,000 shares of restricted common stock, which is subject to forfeiture that lapses at a rate of 20% each year on the anniversary of the grant. Furthermore, Mr. Artinian shall receive vacation, medical and dental coverage in accordance with Company policy, as well as a leased car, reimbursement for all business expenses, including travel, and relocation assistance and expenses.

On January 25, 2011, we entered into an employment agreement with Mr. Artinian to serve as Chief Executive Officer, President and a member of the Board of Directors. The initial term of the agreement extends until December 31, 2012, after which the term shall be automatically extended for successive one-year periods beginning on January 1, 2013, unless notice not to renew is provided by us or Mr. Artinian. Under the agreement, Mr. Artinian is eligible to receive (1) a base salary of $370,000, subject to review at least annually by the Board of Directors, and which may be adjusted upward, (2) annual bonuses targeted at 65% of base salary, based on the achievement of performance targets established annually by Board of Directors and the Compensation Committee, and (3) specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance.

Under the agreement, if Mr. Artinian’s employment is terminated by us without cause or by Mr. Artinian for good reason, as such term is defined in the agreement, Mr. Artinian will be paid, subject to the execution of a general release, (1) continued payment of his base salary then in effect for twenty-four months, (2) an amount equal to his bonus, if any, received from the previously completed fiscal year multiplied by two payable over twenty-four equal monthly installments, (3) a monthly payment equal to the monthly cost of continuation of group health coverage for a maximum of eighteen months, and (4) payment for professional outplacement services for up to a two year period, not exceeding $25,000 in the aggregate. In addition, if payments or benefits would otherwise have been owed to Mr. Artinian prior to the 60th day after termination of employment, any such delayed payments or benefits shall be made on the 60th day after termination of employment.

Employment agreement with our CFO

On January 25, 2011, the Company entered into an employment agreement with Ronald M. DiNella to serve as Senior Vice President, Chief Financial Officer and Treasurer. The initial term of the agreement extends until

December 31, 2012, after which the term shall be automatically extended for successive one-year periods beginning on January 1, 2013, unless notice not to renew is provided by us or Mr. DiNella. Under the agreement, Mr. DiNella is eligible to receive (1) a base salary of $300,000, subject to review at least annually by the Board of Directors, and which may be adjusted upward, (2) annual bonuses targeted at 60% of base salary based on the achievement of performance targets established annually by the Board of Directors and Compensation Committee, and (3) specified benefits, including health and disability insurance and life insurance and a monthly automobile allowance.

Under the agreement, if Mr. DiNella’s employment is terminated by us without cause or by Mr. DiNella for good reason, as such term is defined in the agreement, Mr. DiNella will be paid, subject to the execution of a general release, (1) continued payment of his base salary then in effect for twenty-four months, (2) an amount equal to his bonus, if any, received from the previously completed fiscal year multiplied by two payable over twenty-four equal monthly installments, (3) a monthly payment equal to the monthly cost of continuation of group health coverage for a maximum of eighteen months, and (4) payment for professional outplacement services for up to a two year period not to exceed $25,000 in the aggregate. In addition, if payments or benefits would otherwise have been owed to Mr. DiNella prior to the 60th day after termination of employment, any such delayed payments or benefits shall be made on the 60th day after termination of employment.

Change–in-Control Termination Protection Agreement with our General Counsel

On March 31, 2011, the Company entered into a change-in-control termination protection agreement with Scott D. Levin providing him with certain benefits in the event that his employment is terminated without cause or for good reason in connection with a change-in-control. Benefits under the agreement, which are due beginning forty-five days following Mr. Levin’s termination if he signs a general release in favor of the Company, are payable in equal installments over a period of twenty-four months, and include, but are not limited to, twice the sum of Mr. Levin’s base salary plus Mr. Levin’s bonus from the previous fiscal year. The agreement also provides that, in the event that any payments or benefits provided to Mr. Levin constitute “parachute payments” under Section 280G of the Internal Revenue Code, Mr. Levin shall receive the greater of, on an after-tax basis, either (i) the full amount of such payments or benefits or (ii) the maximum amount that may be provided to Mr. Levin without resulting in such payments or benefits being subject to an excise tax.

Other than the employment agreements, bonus agreements and change-of-control termination protection agreement discussed above, there are no other severance agreements or potential payments required upon termination or change-of-control with our executive officers, Mr. Artinian, Mr. DiNella or Mr. Levin.

The following table describes and quantifies certain compensation that would become payable under our existing employment agreements with Mr. Artinian and Mr. DiNella and under our change-of-control termination protection agreement with Mr. Levin, if their employment had terminated on January 2, 2011, given their compensation and service levels as of such date:

Name	Cash severance payments (1)	Benefits or Perquisites (2)	Pension Benefit	Total
Christopher J. Artinian (3)	$789,000	$40,000	$—	$829,000

Ronald M. DiNella (4)	$604,000	$40,000	$—	$644,000

Scott D. Levin	$562,000	$40,000	$—	$602,000

(1)	Represents the net present value of (x) base salary then in effect paid over twenty-four months and (y) an amount equal their respective bonus received from the previously completed fiscal year multiplied by two and paid over 24 months.
(2)	Represents the estimated net present value of the monthly cost of continuation of group health coverage and an estimate for payment for professional outplacement services.

(3)	Pursuant to the employment agreement entered into on January 25, 2011, Mr. Artinian’s base salary was increased to $370,000.
(4)	Pursuant to the employment agreement entered into on January 25, 2011, Mr. DiNella’s base salary was increased to $300,000.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to shares of restricted stock that were granted during the fiscal year ended January 2, 2011 to each of the Executives listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Christopher J. Artinian (1)	1/21/10	1/21/10	—	—	—	—	—	—	7,000	—	—	$27,860
	3/11/10	3/11/10	—	—	—	—	—	—	100,000	—	—	$509,000

Ronald M. DiNella (1)	1/21/10	1/21/10	—	—	—	—	—	—	16,000	—	—	$63,680

Scott D. Levin (1)	1/21/10	1/21/10	—	—	—	—	—	—	9,000	—	—	$35,820

Roger J. Drake (1)	2/1/10	2/1/10	—	—	—	—	—	—	9,000	—	—	$35,460

James W. Kirkpatrick (1)	1/21/10	1/21/10	—	—	—	—	—	—	9,000	—	—	$35,820

(1)	In January 2010, we granted shares of restricted stock pursuant to our equity incentive plan. The executives did not pay any consideration for the restricted stock. The restricted stock is subject to forfeiture, which lapses at a rate of 20% each year on the anniversary of the grant. These grants have been included in the column “Stock Awards” in the Summary Compensation Table above and the Outstanding Equity Awards at Fiscal Year-End Table below. See “Long Term Compensation—Equity Incentive Plan” above.
(2)	Based on the closing price of $3.98 per share on January 21, 2010, $3.94 per share on February 1, 2010 and $5.09 per share on March 11, 2010.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information with respect to the value of all unvested shares of restricted stock grants that were outstanding at the fiscal year ended January 2, 2011 to each of the Executives listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (5)	Market Value of Shares or Units of Stock That Have Not Vested (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Exercisable	Unexercisable
Christopher J. Artinian (1)	—	—	—	—	—	121,000	$784,080	—	—

Ronald M. DiNella (2)	—	—	—	—	—	48,000	$311,040	—	—

Scott D. Levin (3)	—	—	—	—	—	21,350	$138,348	—	—

Roger J. Drake (4)	—	—	—	—	—	23,000	$149,040	—	—

James W. Kirkpatrick (2)	—	—	—	—	—	27,000	$174,960	—	—

(1)	Shares of restricted stock were granted pursuant to our equity incentive plan in February 2006, January 2007, February 2008, January 2009, January 2010 and March 2010.
(2)	Shares of restricted stock were granted pursuant to our equity incentive plan in February 2006, January 2007, February 2008, January 2009 and January 2010.
(3)	Shares of restricted stock were granted pursuant to our equity incentive plan in October 2007, February 2008, January 2009 and January 2010.
(4)	Shares of restricted stock were granted pursuant to our equity incentive plan in February 2006, January 2007, February 2008, January 2009 and February 2010.
(5)	The restricted stock vest over five years at a rate of 20% each year on the anniversary of the grant date. These grants have been included above in the column “Stock Awards” in the Summary Compensation Table and the Grants of Plan-Based Awards Table. See “Long Term Compensation—Equity Incentive Plan” above.
(6)	Based on our closing stock price of $6.48 on December 31, 2010.

Options Exercised and Stock Vested Table

The following table includes certain information with respect to the vesting of stock awards to each of the Executives listed in the Summary Compensation Table as shown under the caption “Executive Compensation” during the fiscal year ended January 2, 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher J. Artinian (1)			5,600	$21,126
Ronald M. DiNella (1)	—	—	12,800	$48,288
Scott D. Levin (2)	—	—	3,860	$16,525
Roger J. Drake (1)	—	—	5,600	$21,126
James W. Kirkpatrick (1)	—	—	7,200	$27,162
Thomas J. Baldwin (1)	—	—	20,000	$75,450

(1)	Represents the vesting upon the fourth anniversary date of restricted shares granted in 2006, based on our closing stock price of $3.68 on February 9, 2010, the third anniversary date of restricted shares granted in 2007, based on our closing stock price of $3.83 on January 29, 2010, the second anniversary date of restricted shares granted in 2008, based on our closing price of $3.75 on February 5, 2010, and the first anniversary of restricted shares granted in 2009, based on our closing price or $3.83 on January 29,2010.
(2)	Represents the vesting upon the third anniversary date of restricted shares granted in 2007, based on our closing stock price of $5.60 on October 29, 2010, the second anniversary date of restricted shares granted in 2008, based on our closing price of $3.75 on February 5, 2010, and the first anniversary of restricted shares granted in 2009, based on our closing price or $3.83 on January 29, 2010.

Director Compensation Table

The following table sets forth certain information with respect to the compensation we paid to the directors during the fiscal year ended January 2, 2011.

Name (1)	Fees Paid in Cash (2) ($)	Stock Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William C. Anton	25,000	3,980	—	—	—	—	28,980
John K. Castle	—	—	—	—	—	—	—
Dr. John J. Connolly	25,000	3,980	—	—	—	—	28,980
Robert A. Goldschmidt	40,000	3,980	—	—	—	—	43,980
Stephen E. Paul	—	—	—	—	—	—	—
David B. Pittaway	—	—	—	—	—	—	—
Dianne H. Russell	25,000	3,980	—	—	—	—	28,980
Zane Tankel	25,000	3,980	—	—	—	—	28,980
Alan A. Teran	25,000	3,980	—	—	—	—	28,980
Justin B. Wender (4)	—	—	—	—	—	—	—

(1)	See Summary Compensation Table for disclosure related to Thomas J. Baldwin, former Chairman of the Board and former Chief Executive Officer of the Company and Christopher J. Artinian, who was appointed as Chief Executive Officer, President and Director in February 2010 following the resignation of Thomas J. Baldwin.
(2)	Members of our Board of Directors other than Messrs. Artinian, Baldwin, Castle, Paul, Pittaway and Wender receive director’s fees at the rate of $25,000 per year, except that Mr. Goldschmidt, the Chairman of the Audit Committee receives director’s fees of $40,000 per year. All members of our Board of Directors are reimbursed for actual expenses incurred in connection with attendance at meetings of the Board and of committees of the Board.
(3)	Represents the aggregate grant-date fair value of restricted shares granted on January 21, 2010 under the Company’s Equity Incentive Plan computed in accordance with ASC 718. The fair value of restricted stock awards is calculated in accordance with ASC 718 using the NYSE market closing price on the grant date. The following directors each held an aggregate of 3,000 shares of unvested restricted stock as of January 2, 2011: Messrs. Connolly, Goldschmidt, Tankel and Teran, and Ms. Russell. As of January 2, 2011, Mr. Anton held an aggregate of 2,800 shares of unvested restricted stock.
(4)	Mr. Wender resigned as a member of the Board and Executive Committee of the Board effective August 10, 2010.

Equity Compensation Plan Information

The following table sets forth information as of January 2, 2011 with respect to shares of our Common Stock that may be issued under our equity compensation plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	673,200	$6.53	646,300
Equity compensation plans not approved by stockholders	—	—	—

Total	673,200	$6.53	646,300

AUDIT COMMITTEE REPORT

The Audit Committee has adopted a written charter to set forth its responsibilities. A copy of the charter is available on our website at http://corporategovernance.mortons.com or in print to any stockholder who requests it by sending written communications to the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with KPMG LLP, the Company’s auditors, to discuss the financial statements. Each member of the Audit Committee meets the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission.

The Audit Committee received the report of KPMG LLP regarding the results of KPMG LLP’s audit. In connection with their review of the financial statements and the auditors’ report, the members of the Audit Committee discussed with a representative of KPMG LLP, KPMG LLP’s independence, as well as the following:

–	the auditors’ responsibilities in accordance with generally accepted accounting standards;
–	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
–	management’s judgments and accounting estimates;
–	whether there were any significant audit adjustments;
–	whether there were any disagreements with management;
–	whether there was any consultation with other accountants;
–	whether there were any major issues discussed with management prior to the auditors’ retention;
–	whether the auditors encountered any difficulties in performing the audit; and
–	the auditors’ judgments about the quality of the Company’s accounting principles.

The Committee also received written disclosures from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board for auditors to communicate to the Audit Committee, in writing, at least annually, all relationships between the auditor and the Company that, in the auditor’s professional judgment, may reasonably be thought to affect the auditor’s independence. The Committee discussed with KPMG LLP its independence.

Based on its discussions with management and the Company’s auditors, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee approved the inclusion of the financial statements in the Annual Report on Form 10-K for the period ended January 2, 2011 for filing with the SEC.

Robert A. Goldschmidt (Chairperson)

Dianne H. Russell

Alan A. Teran

Members of the Audit Committee

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director and Officer Indemnification Agreements

We are party to indemnification agreements with each of our officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Registration Rights Agreement

Certain of our current stockholders are parties to a registration rights agreement, dated as of January 31, 2006. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of certain holders of our common stock. As of March 25, 2011, 6,540,284 shares of our common stock are entitled to these registration rights. Shares registered with the SEC pursuant to these registrations rights will be eligible for sale in the public markets, subject to lock-up agreements. During fiscal 2010 we filed a registration statement on Form S-1 with the SEC to register additional shares of our common stock as well as register shares for resale that are subject to registration rights.

Review, Approval or Ratification of Transactions with Related Persons

Our management determines which transactions or relationships should be referred to the Nominating/Corporate Governance Committee for consideration. The Nominating/Corporate Governance Committee then determines whether to approve, ratify, revise or terminate a related person transaction on a case by case basis. We have not adopted a written policy for the review of transactions with related persons.

STOCKHOLDERS’ PROPOSALS

Under the Company’s by-laws, a stockholder who wishes to introduce a proposal to be voted on at the Company’s 2012 Annual Meeting that is not included in the Proxy Statement for the meeting must send advance written notice to the Secretary of the Company for receipt no earlier than December 16, 2011 and no later than January 15, 2012 and comply with the procedures set forth in Section 2.11 of the Company’s by-laws. Stockholders who do not present a proposal for inclusion in the Proxy Statement but who still intend to submit the proposal at the 2012 annual meeting, and stockholders who intend to submit nominations for directors at the meeting, are required to notify the Secretary of the Company of their proposal or nominations, and provide certain other information, in accordance with and during the time period set forth in the Company’s certificate of incorporation and by-laws. See “Election of Directors - Meetings of the Board of Directors and Committees” for a brief summary of the procedure and time period for submitting nominations for directors. Additional information and a copy of the certificate of incorporation and by-laws may be obtained from the Secretary, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 that they file. Based solely on the Company’s review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for specified fiscal years, the Company believes that all of its executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company’s fiscal year ended January 2, 2011 with the exception of the Form 4 filed for Edie A. Ames for the 2,282 shares of restricted stock surrendered in lieu of paying taxes on February 2, 2010, which was filed two days late due to a clerical error.

STOCKHOLDER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

(Proposal 3)

The following proposal was submitted by Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, who indicates that he beneficially owns 8,000 shares of Morton’s Restaurant Group, Inc. Common Stock. The proposal has been included verbatim as we received it.

Stockholder Proposal

3- Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement impacting our company, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws.

Supermajority vote requirements can be almost impossible to obtain when one considers the substantial percentage of shares that are typically not voted at an annual meeting. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are often used to block initiatives supported by most shareowners but opposed by management.

This proposal won from 74% to 88% support at the following companies: Weyerhaeusr (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M).

Corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of the six entrenching mechanisms that are negatively related with company performance. See “What Matters in Corporate Governance?” Lucien Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).

If our Company were to remove each supermajority requirement, it would be a strong statement that our Company is committed to good corporate governance and its long-term financial performance.

The merit of this Simple Majority Vote proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal: Adopt Simple Majority Vote – Yes on 3.

Our Statement in Opposition

After careful consideration, your Board of Directors has determined that this stockholder proposal would not enhance stockholder value and would not be in the best interests of the Company and therefore recommends a vote “AGAINST” the proposal.

The Board of Directors believes that adherence to sound corporate governance policies and practices is important, and the Board of Directors is committed to ensuring that the Company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its stockholders. The Board believes that approval of the stockholder proposal would not further compliance with these high standards.

This proposal calls for the elimination of provisions in the Company’s Certificate of Incorporation and Bylaws (together the “Organizational Documents”) that require more than a simple majority vote for the approval of certain actions. As permitted by Delaware law, the Company’s governing documents contain only three supermajority voting provisions. The affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of stock is only required to:

•	remove directors,
•	amend Articles V through IX of the Company’s Certificate of Incorporation, and
•	amend the Bylaws (this supermajority provision can also be found in the Company’s Bylaws).

Thus, the applicability of the voting standard at issue is by its very nature limited in scope and applies only to certain specified actions. Most proposals submitted to a vote of the Company’s stockholders may be adopted by a simple majority vote of the shares present and entitled to vote at the meeting. We believe that similar supermajority voting standards are included in the charters and bylaws of many other publicly traded companies. Furthermore, all of these provisions have been part of the Organizational Documents in their current form since the Company’s initial public offering in February 2006.

The Board of Directors believes that supermajority vote requirement for these matters is appropriate to assure that no significant disruption to the Company’s governance is made without the broad support of its stockholders. This voting requirement protects against short-term, self-interested actions by one or a few large stockholders who have no responsibilities to other stockholders. The Company’s current stockholder elected Board of Directors has a duty to act on a fully informed basis and in the best interests of all stockholders; all stockholders do not have similar duties to one another.

In addition, passage of the stockholder proposal would not automatically eliminate the foregoing supermajority voting requirements in the Organizational Documents. Further action by the Board of Directors, consisting of proposing the amendments to the stockholders at a subsequent stockholders meeting, would be required to amend the Organizational Documents to effect the required changes. While the Board would consider proposing such amendments, it would do so, consistent with its fiduciary duties, only if it believed such amendments to be in the best interests of the Company and all of its stockholders.

Furthermore, we do not believe that the boilerplate rationale contained in the stockholder proposal is necessarily applicable to our Company. Since its initial public offering in 2006, the Company has not had a stockholder initiative that has been blocked because of a supermajority provision in the Organizational Documents. We also do not believe that the elimination of these supermajority requirements from the Organizational Documents will have a positive impact on our share price.

Board of Directors Recommendation

For the foregoing reasons, the Board of Directors recommends that stockholders vote their shares AGAINST the adoption of this proposal.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented and entitled to vote at the Annual Meeting is required to approve Proposal 3.

OTHER BUSINESS

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Compensation Committee Report”, and “Audit Committee Report” shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, together with financial statements and schedules, as filed with the SEC are available to stockholders without charge upon written request addressed to Ronald M. DiNella, Senior Vice President and Chief Financial Officer, Morton’s Restaurant Group, Inc., 325 N. LaSalle Street, Suite 500, Chicago, Illinois 60654 or on the Company’s website, http://annualmeeting.mortons.com.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

By order of the Board of Directors

SCOTT D. LEVIN

Secretary

April 1, 2011

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PROXY FOR

MORTON’S RESTAURANT GROUP, INC.

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Morton’s Restaurant Group, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 1, 2011, and hereby appoints Scott D. Levin and Ronald M. DiNella, as proxies and attorneys-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 19, 2011, and at any postponement or adjournment thereof, and to vote all the stock of the Company that the undersigned would be entitled to vote as designated on the reverse hereof if then and there personally present, on the matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. In their discretion, such proxies are each authorized to vote upon such other business as may properly come before such Annual Meeting of Stockholders or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

MORTON’S RESTAURANT GROUP, INC.

May 19, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

Proxy materials relating to the Annual Meeting

of Stockholders to be held on May 19, 2011

are available at http://annualmeeting.mortons.com

Please mark, sign, date and mail your proxy card in the

envelope provided as soon as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20330000000000000000 9	051110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND PROPOSAL 2 AND “AGAINST” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors - Nominees to serve a three-year term:			2.	Proposal to Ratify the re-appointment of KPMG LLP as the Company’s Independent Auditors.	FOR AGAINST ABSTAIN ☐ ☐ ☐
				3.	Stockholder Proposal to adopt simple majority vote.	☐ ☐ ☐
☐	FOR ALL NOMINEES	NOMINEES: O Stephen E. Paul O David B. Pittaway O Dianne H. Russell O Zane Tankel
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The shares represented in this proxy card will be voted as directed above.

IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED AGAINST PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

-   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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